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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HUDSON HIGHLAND GROUP, INC.

Pursuant to Sections 242 and 245 of the
General Corporation Law
of the State of Delaware

        Hudson Highland Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        1.    The name of the Corporation is "Hudson Highland Group, Inc." The Corporation was originally incorporated under the name "TMP Worldwide Search, Inc.", and the original Certificate of Incorporation was filed with the Secretary of State of Delaware on January 6, 2003.

        2.    This Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware (the "GCL"). Pursuant to Section 242 and 228 of the GCL, the amendments and restatement herein have been duly adopted by the Board of Directors and the sole stockholder of the Corporation.

        3.    Pursuant to Section 245 of the GCL, this Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation of the Corporation.

        4.    The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I
NAME

        The name of the corporation is Hudson Highland Group, Inc. (the "Corporation").

ARTICLE II
AGENT FOR SERVICE

        The address of the registered office of the Corporation in the State of Delaware shall be at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of its registered agent at such address shall be Corporation Services Company.

ARTICLE III
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL") as set forth in Title 8 of the Delaware Code 1953, as amended.

ARTICLE IV
CAPITAL

        (1)    Classes of Stock.    The total number of shares of all classes of stock which the Corporation shall have the authority to issue is one hundred ten million (110,000,000) shares, consisting of one hundred million (100,000,000) shares of common stock, par value $.001 per share (the "Common Stock"), and ten million (10,000,000) shares of preferred stock, par value $.001 per share, which shall have such designations as may be authorized by the board of directors from time to time (the "Preferred Stock").

        (2)    Power and Rights of the Common Stock.    Each share of Common Stock is entitled to vote on all matters. Each share of Common Stock is entitled to dividends if, as and when dividends may be declared by the board of directors of the Corporation and paid. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled, under the terms of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided among the holders of the Common Stock.

        (3)    Preferred Stock.    The board of directors is hereby authorized, subject to the provisions contained in this Article IV, to issue the Preferred Stock from time to time in one or more series, which Preferred Stock shall rank senior to the Common Stock as to dividends and distribution of assets of the Corporation on dissolution, as hereinafter provided, and shall have such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors. In such resolution or resolutions providing for the issuance of shares of a particular series of Preferred Stock, the board of directors is hereby expressly authorized and empowered to fix the number of shares constituting such series and to fix the relative rights and preferences of the shares of the series so established to the full extent allowable by law except insofar as such rights and preferences are fixed herein. Such authorization in the board of directors shall expressly include the authority to fix and determine the relative rights and preferences of such shares in all respects including, without limitation, the following:

          (i)    the rate of dividend;

          (ii)  whether shares can be redeemed or called and, if so, the redemption or call price and terms and conditions of redemption or call;

          (iii)  the amount payable upon shares in the event of dissolution, voluntary and involuntary liquidation or winding up of the affairs of the Corporation;

          (iv)  purchase, retirement or sinking fund provisions, if any, for the call, redemption or purchase of shares;

          (v)  the terms and conditions, if any, on which shares may be converted into Common Stock or any other securities;

          (vi)  whether or not shares have voting rights, and the extent of such voting rights, if any; and

          (vii) whether shares shall be cumulative, noncumulative, or partially cumulative as to dividends and the date from which any cumulative dividends are to accumulate.

ARTICLE V
DIRECTORS

        (1)    Power of the Board of Directors.    The property and business of the Corporation shall be controlled and managed by or under the direction of its board of directors.

        (2)    Number of Directors.    The number of directors constituting the entire board of directors shall be fixed, and may be increased or decreased from time to time, exclusively by resolutions of the board of directors, and such number shall never be more than eleven nor less than five.

        (3)    Classified Board of Directors.    The board of directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The initial division of the board of directors into classes shall be made by the decision of the affirmative vote of a majority of the board of directors. The term of the initial Class I directors shall terminate on the date of the 2004 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2005 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2006 annual meeting of stockholders. At each succeeding annual meeting of stockholders beginning in 2004, successors to the class of directors whose term expires at that annual meeting of stockholders shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. As used in this Amended and Restated Certificate of Incorporation, the term "entire board of directors" means the total number of directors which the Corporation would have if there were no vacancies.

        (4)    Term.    A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

        (5)    Vacancies; Removal.    Subject to the rights of the holders of any series of Preferred Stock, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office only for cause and only by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

        (5)    By-Laws.    In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any by-laws adopted by the stockholders; provided, however, that no by-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such by-laws had not been adopted.

ARTICLE VI
DURATION

        The Corporation is to have perpetual existence.

ARTICLE VII
AMENDMENT OF BY-LAWS

        In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend, restate, alter or repeal the by-laws of the Corporation. The affirmative vote of at least a majority of the entire board of directors shall be required to adopt, amend, restate, alter or repeal the Corporation's by-laws. The Corporation's by-laws also may be adopted, amended, restated, altered or repealed by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of the shares entitled to vote at an election of directors.

ARTICLE VIII
STOCKHOLDER MEETING

        Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision of the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

ARTICLE IX
STOCKHOLDER ACTION

        Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called by either (i) the chairman of the board of directors, (ii) the chief executive officer or (iii) the board of directors pursuant to a resolution approved by a majority of the entire board of directors. The ability of the stockholders to call a special meeting is hereby specifically denied.

        Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

ARTICLE X
CREDITORS

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XI
AMENDMENT OF CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend, restate, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or thereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation's by-laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least seventy percent (70%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, restate, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles V, VII and IX of this Amended and Restated Certificate of Incorporation or this Article XI.

ARTICLE XII
DIRECTOR LIABILITY

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XIII
INDEMNIFICATION

        The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors. The right to indemnification conferred by this Article XIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

        The Corporation may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XIII to directors and officers of the Corporation.

        The rights to indemnification and to the advance of expenses conferred in this Article XIII shall not be exclusive of any other right that any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the by-laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

        Any repeal or modification of this Article XIII by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 13th day of March, 2003.

HIGHLAND HUDSON GROUP, INC.
By: /s/ JON F. CHAIT Name: Jon F. Chait Title: Chairman and CEO

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  Exhibit 3.1
ARTICLE I NAME
ARTICLE II AGENT FOR SERVICE
ARTICLE III PURPOSE
ARTICLE IV CAPITAL
ARTICLE V DIRECTORS
ARTICLE VI DURATION
ARTICLE VII AMENDMENT OF BY-LAWS
ARTICLE VIII STOCKHOLDER MEETING
ARTICLE IX STOCKHOLDER ACTION
ARTICLE X CREDITORS
ARTICLE XI AMENDMENT OF CERTIFICATE OF INCORPORATION
ARTICLE XII DIRECTOR LIABILITY
ARTICLE XIII INDEMNIFICATION